Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Southern National Bancorp of Virginia, Inc.:

        We consent to the incorporation by reference in the registration statement No. 333-166511 on Form S-8 of Southern National Bancorp of Virginia, Inc. (“the Company”) of our report dated March 5, 2013, with respect to the consolidated balance sheets of Southern National Bancorp of Virginia, Inc. and subsidiaries (“the Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2012, and the effectiveness of internal control over financial reporting as of December 31, 2012, which appears in the December 31, 2012 annual report on Form 10-K of Southern National Bancorp of Virginia, Inc.

Our report dated March 5, 2013 states that the consolidated financial statements of the Company as of December 31, 2010 were audited by other auditors whose report dated March 15, 2011 expressed an unqualified opinion on those statements before the restatement described in Note 2 to the consolidated financial statements.

/s/ KPMG LLP

McLean, Virginia
March 5, 2013